Exhibit 10.1

RETIREMENT, TRANSITION AND RELEASE AGREEMENT

This Retirement, Transition and Release Agreement (as it subsequently may be amended from time to time, this “Agreement”) is entered into as of October 12, 2022 (“Effective Date”) by and among Kevin B. Kramer (“Executive”) and ATI Inc. (together with its affiliates, the “Company”).

RECITALS

WHEREAS, Executive and the Company have agreed that Executive will retire from his position with the Company as Senior Vice President, Chief Commercial and Marketing Officer;

WHEREAS, certain benefits and compensation programs of the Company provide for retirement for employees who are at least 55 years of age and have at least five years of service with the Company, provided that such retirement requires the consent of the Company;

WHEREAS, the parties currently contemplate that Executive will retire as of January 31, 2024 (“Retirement Date”) and Executive has agreed to assist, from the Effective Date to the Retirement Date, in the transition of his role and responsibilities and such other matters as may from time to time be assigned to him by the Company’s Board Chair, President and Chief Executive Officer;

WHEREAS, subject to Executive’s agreement to assist the Company in such matters, when and as requested prior to the Retirement Date, and his execution and delivery as of the Retirement Date of the Release of Claims attached as Appendix A hereto, the Company has agreed to provide Executive with (a) its consent to enable Executive’s retirement as of the Retirement Date and to ensure that Executive is treated as having retired for purposes of such compensation and benefit programs, and (b) certain additional compensation as provided in this Agreement; and

WHEREAS, in consideration therefor, Executive has agreed to the terms and conditions of this Agreement, including its provisions pertaining to confidentiality, non-competition, non-solicitation and non-disparagement and including the general release of claims contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive and the Company hereby agree as follows:

ARTICLE I

RETIREMENT AND CONSENT; COMPENSATION AND BENEFITS

1.1 Title; Transition Assistance. Executive hereby agrees that, during the term of this Agreement, he will cooperate with and assist the Company in the transition of his current role and responsibilities, as and when requested by the Company. Executive hereby acknowledges that, effective January 1, 2023, his title will be changed to Senior Advisor to the Chief Executive Officer. In his new role, Executive will continue to report to Robert S. Wetherbee but will no longer serve on the Company’s Executive Council.

1.2 Company Commitment. Subject to the terms and conditions of this Agreement, Executive’s compliance with the same and to Executive’s continued employment by the Company through the Retirement Date:

(a) Company Consent. Subject to Executive’s execution and delivery as of the Retirement Date of the Release of Claims attached as Appendix A hereto (the “Release”), the Company hereby agrees to provide Executive with its consent to Executive’s retirement, as of the Retirement Date, for purposes of the Company’s 2020 Incentive Plan, 2022 Incentive Plan, any equity awards made to Executive thereunder, the Company’s Defined Contribution Restoration Plan, and any other benefit plans or programs maintained by the Company in which Executive participates that may require consent of the Company as a prerequisite to retirement. Executive shall be deemed to have been separated from employment with the Company for all purposes no later than the Retirement Date. Executive acknowledges and understands that Company has no obligation to consent to his retirement, that the Company would not provide said consent but for Executive’s entering this Agreement and providing the Release and his agreement to cooperate with the Company in the transition of his role and responsibilities, and that the Company’s consent to Executive’s retirement provides new and adequate consideration for his agreement to the provisions of this Agreement, including, without limitation, the restrictive covenants under Article II and the general release of claims under Article III.

(b) Compensation. (i) During the term of this Agreement, Executive will continue to receive his base salary at its current annual rate of $510,000, payable in accordance with the Company’s regular payroll policies and practices as may be in effect from time to time, provided that Executive will not be eligible for any increase, or subject to any decrease, in base salary during the term of this Agreement; and (ii) Executive will be entitled to receive any award under the Company’s 2022 or 2023 Annual Performance Plan (“APP”) that would otherwise be payable to Executive under the terms and conditions thereof and at his current target award equal to 80% of his base salary (which target award level will not be eligible to any increase, or subject to any decrease, during the term of this Agreement), payable in accordance with the terms thereof and the Company’s usual practices.

(c) Continuation of Coverage Under the Company’s Medical Plan. Provided that Executive has elected and he and/or any of his current dependents remains eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company will make COBRA continuation payments on his or their behalf as appropriate from the Retirement Date until the earlier of (i) the Executive’s 65th birthday or (ii) such time as Executive otherwise becomes Medicare-eligible.

(d) Additional Payment. The Company will pay to Executive, within 30 days following the Retirement Date (or such date as may be required by Section 409A of the Internal Revenue Code of 1986, as amended, or related Treasury regulations), an additional cash payment in an amount calculated such that the net amount retained by the Executive, after deduction of any federal, state and local income and employment taxes, is equal to eight percent (8%) of the amount payable to Executive under the terms of the Company’s 2023 APP based on the Company’s actual performance for the year ended December 31, 2023 relative to the performance metrics specified under the 2023 APP, and with regard to any individual performance component of the 2023 APP, Executive’s actual performance relative to any goals or target specified therefor, as certified by the Personnel and Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee to which the Board has delegated responsibility therefor as of the Retirement Date.

1.3 Acknowledgment. Executive acknowledges that nothing in this Agreement is intended in any way to alter the terms and conditions of any long-term equity award outstanding as of the Effective Date, which awards have or shall vest and be paid, if at all, in accordance with the terms and conditions set forth in the award agreements governing such awards. For the avoidance of doubt, the parties acknowledge that the Executive’s retirement from the Company as of the Retirement Date will constitute his separation of service from the Company within the meaning of Treasury Regulation 1.409A-1(h) and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE II

COVENANTS

2.1 Non-Disclosure of Confidential Information; Non-Interference with Rights.

(a) Executive shall not take or maintain copies of, use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary or confidential information (“Confidential Information”) concerning the business or policies of Company which he may have learned as an officer or employee of Company, except to the extent such use or disclosure is (i) required by applicable law, (ii) lawfully obtainable from the public domain, or (iii) authorized by Company. Confidential Information includes, without limitation, confidential information and Company trade secrets, whether in tangible or intangible form, regarding the Company’s: products; services; near and long-term business strategies, plans and expectations; marketing strategies; business plans; operations; costs; current or prospective customer information (including without limitation customer lists, requirements, creditworthiness, preferences, pricing information, sales volume, margins and similar matters); product concepts; designs; specification; technical data and know-how; purchasing information (including without limitation pricing, sales information and other terms and conditions of sale); financial information; employee and personnel information; vendor and business partner information; customer information; internal procedures or techniques; forecasts; trade information; software programs; project requirements, and all other information that is not generally known to those outside of the Company. Confidential Information also includes the information of any other person or entity that the Company has an obligation to maintain as confidential.

(b) Nothing in this Agreement prevents Executive from initiating communications directly with, or responding to any inquiry from, or providing truthful information in any legal or governmental proceeding or investigation, provided that such disclosure is made only to the extent necessary. Additionally, nothing in this Agreement prohibits Executive from reporting, disclosing, or discussing conduct that constitutes unlawful discrimination, harassment, or sexual assault.    In accordance with the Defend Trade Secrets Act of 2016, notwithstanding any other provision of this Agreement or the provisions contained in the agreements consented to or signed by Executive during employment, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; and (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

2.2 Non-Solicitation and Non-Competition.

(a) Company’s Investment. Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with its trade names and geographic areas of business), and its customer, suppler and employee relationships. Executive further understands that he has, and will continue to, benefit from those investments and efforts, and acknowledges that the Company would not enter into this Agreement or consent to his retirement without his express agreement to be bound by the provisions of this this Section 2.2.

(b) Non-Solicitation. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including January 31, 2026:

(i) Solicit any employee of the Company with the intention of encouraging such person to terminate the person’s employment with the Company;

(ii) Solicit or transact business with any Customer (as defined below) for the purpose of offering any service or product offered by the Company or any service or product that directly or indirectly competes with or is substantially similar to such service or product (hereafter, “Competitive Services”). “Customer” means (A) any current or former customer of the Company (1) with whom Executive has had material contact in the performance of his duties at any time during the 24-month period preceding the Retirement Date, or (2) about whom Executive has knowledge of Confidential Information; (B) any person or entity who contacted the Company, at any time during the 6-month period preceding the Retirement Date, for the purpose of seeking or obtaining the Company’s services; or (C) any person or entity whom the Company contacted, at any time during the 6-month period preceding the Retirement Date, for the purpose of providing or selling the Company’s services;

(iii) Solicit or transact business with any Customer, vendor, contractor or supplier of the Company for the purpose of encouraging such person to terminate its relationship with the Company or to place elsewhere or reduce the volume of its business with the Company; or

(iv) Otherwise attempt to directly or indirectly interfere with the Company’s business or relationships with its employees, independent contractors, vendors, suppliers, or Customers when such activities will involve the inevitable use of, or near certain influence by Executive’s knowledge of, Confidential Information disclosed to the Executive during the term of Executive’s employment with the Company.

(c) Non-Competition. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including January 31, 2026:

(i) Have an ownership or financial interest in a “Competitor,” defined as any person or entity (including Executive or an entity that Executive becomes employed by or otherwise affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Services within a “Restricted Territory” defined as any metropolitan statistical area (as defined by the U.S. Census Bureau) or any other country or territory where the Company did business during Executive’s employment or does or actively plans to do business at the time of the subject competitive activity, provided that Executive’s passive ownership of securities of a publicly held Competitor does not violate this provision, so long as his ownership does not exceed 0.5% of such Competitor’s issued and outstanding voting stock;

(ii) Advise or consult with a Competitor concerning Competitive Services in the Restricted Territory;

(iii) Be employed by or provide services to or for, whether as an employee, consultant, independent contractor or in any other working relationship with, a Competitor in the Restricted Territory where Executive’s duties are similar to the duties that he performed on behalf of the Company at any time during the 24-month period preceding the Effective Date; or

(iv) Otherwise engage in the production, marketing, sale, distribution, offering or provision of Competitive Services in the Restricted Territory.

2.3 Non-Disparagement. Executive agrees that he will not, in any way, disparage the Company or members of its management, including but not limited to members of the Company’s Executive Council or Board of Directors, to any person(s) or organization(s), including without limitation any employee of the Company. The Company agrees to take commercially reasonable action to ensure that members of its Executive Council will not, in any way, disparage the Executive to parties external to the Company, provided that nothing in this Agreement shall prohibit or restrict members of the Company’s Executive Counsel from performing the duties of their respective roles with Company or from disclosing any information required by law or legal process. A disparaging statement is any communication, oral or written, including electronic postings on social media, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, legal compliance, competence, fairness, quality of services, or good character of the person or entity to whom or to which the communication relates, provided that, for purposes of this Section 2.3, the terms “disparage” and “disparaging statement” do not include any statement made by Executive in private, one-on-one discussion with Robert S. Wetherbee for the purpose of Executive’s performance of his duties in his ongoing role with the Company.

2.4 Cooperation. Executive agrees to cooperate with the Company in the prosecution or defense of claims asserted by or against it or the investigation of potential claims and shall be available, by telephone, video conference or in person, at such reasonable times as may be requested by the Company, to discuss and consult with employees or agents of the Company with respect to business matters of the Company. Such cooperation and consultation shall including meeting with representatives of the Company or the Company’s attorneys, or both, divulging to the Company any information that the Company may request for possible use in the conduct of its business or in litigation, arbitration, investigations (whether internal or external) or other legal proceeding, and testifying on behalf of the Company at the Company’s request. The Company agrees to reimburse Executive for reasonable personal expenses incurred by Executive pursuant to this Section 2.4. Nothing in this paragraph shall preclude Executive from complying with legal obligations to testify under oath truthfully and accurately or producing information in response to a properly served subpoena or as otherwise required by law or legal process.

2.5 Future Employment. Through and including January 31, 2026, Executive agrees (a) to notify the Company in writing of the name and address of any new person or entity by whom or which Executive becomes employed or for whom or which Executive agrees to perform consulting or other services, and (b) to advise such person or entity of his obligations under this Article II of this Agreement.

2.6 Work Product. Executive agrees that all works of authorship developed or created in whole or in part by Executive during his employment by the Company, whether alone or in collaboration with other Company employees or third parties providing consulting other services to the Company shall to the extent possible be deemed works made for hire within the meaning of the Copyright Act (17 U.S. C. §101 et. Seq.)(“Work Product”) and that all Work Product shall remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered work made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall not take or maintain any Work Product or copies thereof and shall not use any Work Product for the benefit of any party other than the Company.

ARTICLE III

RELEASE OF CLAIMS

3.1 Released Claims.

(a) In consideration of the Company’s consent to his retirement and the other consideration provided pursuant to this Agreement, except as provided in paragraph3.2 below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company, which includes all parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to the Effective Date, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to the Effective Date. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above.

(b) Subject to paragraph 3.2 below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in paragraph 3.1(a) above.

(c) Executive understands that by signing this Agreement, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including the Effective Date. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

3.2 Retained Claims. The parties agree, and Executive understands, that this Agreement does not waive or restrict Executive’s right or ability to file:

(a) a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(b) a claim or pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(c) a claim compelling enforcement of this Agreement;

(d) a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(e) a claim for workers’ compensation benefits;

(f) a claim for long-term or short-term disability; and/or

(g) a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company.

In addition, this Agreement does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

3.3 Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(a) he has a period of at least twenty-one (21) days within which to review, consider, and sign this Agreement;

(b) he has a period of seven (7) days following his execution of this Agreement within which to change his mind and revoke this Agreement. If Executive wishes to revoke this Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in paragraph 4.9 below within said 7-day revocation period. The release of claims contained in this Agreement becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Agreement, provided he has not revoked it during that period;

(c) he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Agreement with legal counsel of his choosing;

(d) he understands the terms and meaning of this Agreement, including that he is knowingly and voluntarily waiving and releasing all claims described in paragraph 1(a), including any claims under the ADEA;

(e) the consideration Executive is receiving in exchange for this Agreement is something of value to which Executive is not already entitled; and

(f) he is entering into this Agreement freely and voluntarily.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 Term. Subject to Sections 4.2 and 4.3 below, this Agreement shall extend from the Effective Date through and including the Retirement Date, provided that, if, prior to the Retirement Date, Executive voluntarily terminates his employment or the Company terminates Executive’s employment “for Cause”, Executive shall not be eligible for the benefits set forth in this Agreement. For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in that certain Change in Control Severance Agreement, dated as of January 31, 2020 (the “CIC Agreement”), between the Company and the Executive, as may be amended, supplemented or otherwise modified from time to time.

4.2 Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the scope of the restrictive covenants in Article II of this Agreement exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.

4.3 Injunctive Relief; Survival. In the event of a breach by Executive of any of the provisions of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach or to enforce the specific performance of this Agreement by Executive and to enjoin him from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges that the remedies at law for any breach of this Agreement may be inadequate, and that the Company shall be entitled to injunctive relief in the event of a breach of this Agreement. Executive acknowledges that his breach or threatened breach of the covenants in Article II of this Agreement would cause the Company irreparable harm, and that the Company would be entitled to seek extraordinary relief in court, including temporary restraining orders, preliminary or permanent injunctions, or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any security. If Executive breaches any of the restrictive covenants in Article II, to the extent authorized by law, Executive will be responsible for the reasonable attorneys’ fees and costs the Company incurs in enforcing this Agreement. Additionally, if Executive violates any of the terms of the restrictive covenants in Article II, the period of time during which such restrictive covenant would otherwise have been in effect under the terms of this Agreement shall be automatically extended by the period of time during which Executive was in violation of such covenant(s). Notwithstanding anything to the contrary contained in or implied by this Agreement, the provisions of Articles II and III of this Agreement and of this Article IV shall survive termination of this Agreement.

4.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matters of this Agreement. However, this Agreement shall not supersede (a) the CIC Agreement or (b) any obligation of Executive under any agreement concerning confidentiality, trade secrets, proprietary information, non-disclosure, inventions, patents, copyrights or intellectual property that Executive previously executed, which in each case shall continue to remain in full force and effect. Executive agrees that he has not relied on any representation or statement, whether written or oral, other than as set forth in this Agreement. Furthermore, no modification of this Agreement shall be binding unless in writing signed by both parties.

4.5 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties to this Agreement. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

4.6 Construction. The language of all sections of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly against the drafter of the language of this Agreement.

4.7 Judicial Enforcement. This Agreement may be specially enforced in judicial proceedings.

4.8 Counterparts; Section Headings; Gender and Number. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Where appropriate to the context of this Agreement, (a) use of the singular shall be deemed also to refer to the plural and use of the plural to the singular, and (b) the use of the word “its” or another word denoting any gender shall include all genders.

4.9 Notices. Any notice or other communication required or permitted by this Agreement to be delivered by one party to another must be in writing and personally delivered or sent by registered United States mail (return receipt requested and postage prepaid), by overnight delivery or by facsimile transmission, to the address for such party specified below or to such other address as the party may from time to time advise the other parties, and shall be deemed to have been delivered upon actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission, three days after deposit in the United States mail or one day after delivery to an overnight delivery service, as the case may be.

Executive:	Kevin B. Kramer 1543 Beechwood Blvd. Pittsburgh, PA 15217

Company:	ATI Inc. 116 15th Street Suite 301 Pittsburgh, PA 15222 Attn: Chief Legal and Compliance Officer

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of law principles.

4.11 Forum Selection; Service of Process. All disputes among the parties regarding the construction or enforcement of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in Pittsburgh, Pennsylvania. Each party hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in any state or federal court located in Pittsburgh, Pennsylvania by the mailing by certified or registered mail of copies of such process to such party at its address set forth in Section 4.9 above.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

/s/ Kevin B. Kramer
Kevin B. Kramer

ATI INC.

By:	/s/ Elliot S. Davis
Name: Elliot S. Davis
Title: Senior Vice President,
Chief Legal and Compliance Officer

Appendix A

Form of Retirement Date Release Agreement

THIS RELEASE (this “Release”) is entered into effective as of January 31, 2024 (“Retirement Date”) by Kevin B. Kramer (the “Executive”) in favor of ATI Inc. (the “Company”).

WHEREAS, certain benefits and compensation programs of the Company provide for retirement for employees who are at least 55 years of age and have at least five years of service with the Company, provided that such retirement requires the consent of the Company;

WHEREAS, Executive and the Company are party to that certain Retirement, Transition and Release Agreement dated as of September __, 2022 (the “Retirement Agreement”) pursuant to which the Company agreed to provide its consent to Executive’s retirement subject to certain conditions, including but not limited to his execution of this Release as of the effective date of his retirement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive hereby agrees as follows:

1. Released Claims.

(a) Except as provided in paragraph 2 below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company, which includes all parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to the Retirement Date, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to the Effective Date. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above.

(b) Subject to paragraph 2 below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in paragraph 1(a) above.

(c) Executive understands that by signing this Release, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including the Retirement Date. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

2. Retained Claims. The parties agree, and Executive understands, that this Release does not waive or restrict Executive’s right or ability to file:

(a) a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(b) a claim or pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(c) a claim compelling enforcement of the Retirement Agreement;

(d) a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(e) a claim for workers’ compensation benefits;

(f) a claim for long-term or short-term disability; and/or

(g) a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company.

In addition, this Release does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

3. Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(a) he has a period of at least twenty-one (21) days within which to review, consider, and sign this Release

(b) he has a period of seven (7) days following his execution of this Release within which to change his mind and revoke this Release. If Executive wishes to revoke this Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in paragraph 4.9 of the Retirement Agreement within said 7-day revocation period. The release of claims contained in this Release becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Release, provided he has not revoked it during that period;

(c) he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Release with legal counsel of his choosing;

(d) he understands the terms and meaning of this Release, including that he is knowingly and voluntarily waiving and releasing all claims described in paragraph 1(a), including any claims under the ADEA;

(e) the consideration Executive is receiving in exchange for this Release is something of value to which Executive is not already entitled; and

(f) he is signing this Release freely and voluntarily.

4. Severability. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Release in full force and effect.

5. Successors and Assigns. This Release shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties named herein.

IN WITNESS WHEREOF, Executive has duly executed this Release as of the date first above written.

Kevin B. Kramer